Company Contacts:	Nelson M. Sims
President & CEO
Dennis W. Genge
Chief Financial Officer
Novavax, Inc.
301-854-3900

Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
212-445-8300
Cynthia Martin — Media
312-640-6741
Financial Relations Board

NOVAVAX, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS
Second Quarter Launch of ESTRASORB® Continues

COLUMBIA, MD, MAY 5, 2004 — NOVAVAX, INC. (NASDAQ: NVAX) today announced its financial results for the first quarter ended March 31, 2004.

Total revenues for the first quarter ended March 31, 2004 rose 170% to $3.2 million compared to first quarter 2003 revenues of $1.2 million. Revenues for the first quarter included $2.2 million of product sales compared to $0.9 million in the prior year period, a $1.3 million or 144% increase. The increase in product sales was primarily due to the introduction of Novavax’s two new prenatal vitamin products. Revenue from research and development contracts increased to $960,000 in the quarter from $204,000 in the first quarter of 2003 driven by revenue recognized on new contracts with the National Institutes of Health related to our research on HIV vaccine development.

Operating expenses for the three months ended March 31, 2004 were $8.1 million, an increase of $1.5 million, or 23%, from $6.6 million in the same period in 2003. Selling and marketing costs were $2.8 million compared to $2.2 million incurred for the same period in 2003, an increase of 29% or $618,000. This increase reflects higher costs associated with the preparation to launch ESTRASORB, including advertising, promotions, market research, samples, sales representative training, and the addition of marketing personnel. General and administrative expenses in the quarter were $2.0 million compared to $1.8 million for the first quarter of 2003, an increase of 10% which reflects personnel additions to Novavax’s infrastructure. Research and development expenses were $3.0 million in the first quarter of 2004 compared to $2.4 million in the prior year period, an increase of 29%. This increase was primarily due to expenditures to prepare our Philadelphia manufacturing facility for the product launch of ESTRASORB.

The net loss for the first quarter of 2004 was $5.3 million, or $0.15 per share, compared to a net loss of $5.8 million, or $0.22 per share, for the first quarter of 2003. The decrease in the net loss was primarily related to the increase in revenue, partially offset by increased expenses. Average shares outstanding for the current quarter were 34.7 million compared to 27.0 million in the comparable quarter of 2003, primarily due to Novavax’s private placement of 4.75 million shares in February 2003 and the public offering of 4.5 million shares in November 2003.

Nelson M. Sims, President and Chief Executive Officer of Novavax, stated, “Sales in the first quarter were primarily driven by the introduction of our new line of prenatal vitamins. With the launch of ESTRASORB, we have begun to accelerate operating expenses, including a significant investment in

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NOVAVAX, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

the training of our sales reps. We have made considerable progress as we move ahead with our new product launch. In fact, product samples were shipped in late March to our advisory panel and they have initiated therapy with their patients. We also had a major presence at The American College of Obstetricians and Gynecologists 52nd Annual Clinical Meeting earlier this week, including the sponsorship of a clinical symposium, and in mid May we will hold our national sales meeting. Throughout our launch, we continue to receive encouraging feedback from physicians.”

“Our manufacturing facility has completed its FDA inspection and we continue to build inventory, with product sales through national wholesaler distribution expected to commence in June. We are proud of our Novavax team for working so hard to prepare our Philadelphia manufacturing facility for the launch of ESTRASORB. In April, we strengthened our senior management team with the addition of a Vice President of Pharmaceutical Development and Manufacturing Operations. Rahul Singhvi joined us from Merck & Co. and we have already begun to benefit from his manufacturing expertise and leadership. While we remain laser-focused on the launch of ESTRASORB, Rahul will also be invaluable as we ramp up our business development initiatives including future technology partnering.”

Mr. Sims concluded, “As we embark on the long anticipated launch of ESTRASORB and the commercialization of our proprietary technologies, I am confident that we have an experienced team in place and the well laid plans necessary to create long term value for our shareholders. I look forward to updating you on our progress.”

Novavax will hold a conference call at 10:00 AM ET on Thursday, May 6, 2004 to discuss its financial results and continuing business plans. Interested parties are invited to listen to the call live over the Internet at www.novavax.com, www.fulldisclosure.com or by dialing 800-257-7087. International participants should call (303) 262-2175. For interested individuals unable to join the call, a replay of the teleconference will be available on www.novavax.com and www.fulldisclosure.com. A replay will also be available until May 13, 2004, by dialing 800-405-2236 or (303) 590-3000, passcode 578461.

About Novavax
 Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on drug delivery and vaccine development. Novavax sells, markets, and distributes a line of women’s health prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States. Products include Nestabs®, NovaNatal® and NovaStart®, a line of prescription prenatal vitamins, Gynodiol® (estradiol tablets, USP), an oral form of estrogen therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s micellar nanoparticle technology involves the use of patented oil and water emulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. In addition to ESTRASORB®, its recently approved topical emulsion for estrogen therapy, Novavax has several product candidates utilizing this technology in human clinical trials or in pre-clinical development, including ANDROSORB™, a topical testosterone emulsion that has completed two Phase I clinical trials. Novavax has other drug delivery technologies, such as its Novasome® and Sterisome® technologies, that are being utilized to develop other products. Novasomes are used as adjuvants to enhance vaccine effectiveness and Sterisomes are used for the delivery of long acting drugs in subcutaneous

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NOVAVAX, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

injections. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including smallpox, HIV, SARS, papilloma, influenza, and E-selectin tolerogen for the prevention of stroke.

     Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2003, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC at www.sec.gov.

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NOVAVAX, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

NOVAVAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share data)

	Three months ended
	March 31,
	2004	2003

	(Unaudited)
Revenues
Product sales	$2,197	$902
Contract research and development	960	204
Milestone and licensing fees	63	88

Total revenues	3,220	1,194
Operating costs and expenses:
Cost of sales	263	234
Research and development	3,047	2,365
Selling and marketing	2,774	2,156
General and administrative	2,032	1,840

Total operating expenses	8,116	6,595

Loss from operations	(4,896)	(5,401)

Interest expense, net	(362)	(401)

Net loss	$(5,258)	$(5,802)

Basic and diluted loss per share	$(0.15)	$(0.22)

Basic and diluted weighted average number of common shares outstanding	34,722,402	26,990,427

Selected Balance Sheet Data
	March 31, 2004	December 31, 2003

	(Unaudited)
Cash and cash equivalents	$21,885	$27,633
Trade accounts receivable, net	2,318	1,960
Inventory, net	872	855
Total current assets	26,620	31,914
Working capital	21,843	27,078
Total assets	78,800	84,159
Convertible notes	40,000	40,000
Total stockholders’ equity	30,750	35,944

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